Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-172549) of TransUnion Corp. and in the related Prospectus of our report dated February 25, 2013, with respect to the consolidated financial statements and schedule of TransUnion Corp., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

June 20, 2013